Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

September 20, 2013

Rocket Fuel Inc.

350 Marine Parkway

Marina Park Center

Redwood City, CA 94065

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rocket Fuel Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 7,581,672 shares of Common Stock reserved for issuance pursuant to the Rocket Fuel Inc. 2008 Equity Incentive Plan, 5,000,000 shares of Common Stock reserved for issuance pursuant to the Rocket Fuel Inc. 2013 Equity Incentive Plan and 1,000,000 shares of Common Stock reserved for issuance pursuant to the Rocket Fuel Inc. 2013 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation